EXHIBIT 99

                               NASDAQ SYMBOL: LASE


LASERSIGHT INCORPORATED REPORTS 1997 4TH QUARTER RESULTS

ORLANDO, Fla. (March 13, 1998) - LaserSight Incorporated (Nasdaq: LASE) reported that fourth quarter revenues were $6.3 million, compared to $6.4 million for the same period last year. LaserSight sold 13 lasers in the fourth quarter of 1997, bringing the company's total units placed throughout the world since 1994 to nearly 200. Revenue for the year ending Dec. 31, 1997, was $24.4 million versus $21.5 million in 1996.

LaserSight reported a fourth quarter net loss of $1.8 million, or 20 cents a share, versus $764,000, or 9 cents per share a year ago. Total net loss for the year was $7.3 million, compared to a total net loss of $4.1 million in 1996.

In 1997 there were increased costs for research, development and regulatory matters related to new products and clinical trials, including LaserSight's Automated Disposable Keratome (A.D.K) and a premarket approval application for an excimer laser related to Laser In-Situ Keratomileusis, or LASIK.

Many of the increased operating expenses were due in part to additional reserves for potential uncollectable receivables and amortization and other costs resulting from acquisition of patents, license agreements and other intangibles.

"We concluded 1997 by being better poised to fully support our leading refractive surgery platform and disposable technology business sector. We believe 1998 will be a pivotal year for this company and that we truly represent the future of refractive surgery," says Michael R. Farris, LaserSight's president and chief executive officer.

An additional sign of Farris' commitment to LaserSight and its future technology potential was that he recently relocated from St. Louis, Mo., to Orlando, Fla. LaserSight now considers Orlando the official company headquarters.

Three important LaserSight business factors are progressing:
o Presently, the company is targeting to file within a week a premarket approval application to the U.S. Food and Drug Administration for its principal laser scanning platform.
o Company managers also are nearing the final stages of A.D.K manufacturing validation and now believe that orders taken since the product introduction will be shipped starting in May, rather than as originally targeted for February. New orders currently being taken will be scheduled to be shipped in July or August 1998.
o LaserSight continues to work with Dr. Frederic Kremer regarding his laser PMA submission to the FDA and still believes that all issues are resolvable.

This press release contains forward-looking statements regarding future events and future performance of the company, which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the company's Form 10-K, Form 10-Q and Form 8-K reports.

                                      # # #

For additional information please contact:  Julie Tockman, APR
                                            Director, Corporate Relations
                                            LaserSight Incorporated
                                            (314) 469-3220 Ext. 3060
                                            Visit us on the Internet at www.lase
                                            .com


Following are selected LaserSight financial results:

                                               Three Months Ended                        12 Months Ended
                                               ------------------                        ---------------
                                            (in 000s Except Per Share Data)        (in 000s Except Per Share Data)
                                             12/31/97             12/31/96           12/31/97             12/31/96
                                             --------             --------           --------             --------

Total Revenues                               $ 6,306              $ 6,434            $24,389              $21,504
Cost of Sales/Provider Payments                3,043                3,308             12,702               10,123
Gross Profit                                   3,263                3,126             11,687               11,381
Research, Development and
         Regulatory                            1,050                  347              2,808                1,720
Selling, General & Administrative
         Expenses                              6,876                3,580             18,141               14,621
Operating Loss                               (4,663)             (   801)           ( 9,262)             ( 4,960)
Other Expense                                (  340)                   17           ( 1,240)             (   253)
Gain on Sale of Subsidiaries                   4,129              -------              4,129              -------
Income Tax Benefit (Expense)                 (  880)                   20           (   880)                1,139
Net Loss                                     (1,754)             (   764)           ( 7,253)             ( 4,074)
Preferred Stock Accretions
         / Dividends                         (  285)             (    13)           (   340)             ( 1,369)
Loss Applicable to
         Common Shareholders                 (2,039)             (   777)           ( 7,593)             ( 5,443)
Loss Per Common Share - Basic                ( 0.20)             (   .09)           (  0.80)             (  0.69)
Weighted Average Number
         of Common Shares and
         Equivalents Outstanding
         - Basic                              9,985                 8,635             9,504                 7,894

SELECTED BALANCE SHEET DATA:


                                       December 31, 1997                    December 31, 1996
                                          (in 000s)                            (in 000s)


Cash and Equivalents                      $ 3,858                              $ 2,004

Marketable Equity Securities                7,475                               ------

Accounts and Notes Receivable
(Current), Net                              6,412                                8,618


Total Current Assets                       22,883                               15,643

Total Current Liabilities                  10,154                                5,622

Long-Term Obligations                         500                               ------

Redeemable Convertible Preferred           11,477                               ------
Stock

Stockholders' Equity                       27,040                               26,769